SECURITIES AND EXCHANGE
                            COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G


            Under the Securities Exchange Act of 1934



                   Battle Mountain Canada Ltd.
                     ----------------------
                         (Name of Issuer)


                       Exchangeable Shares
                       ------------------
                  (Title of Class of Securities)


                            071900104
                           ----------
                          (CUSIP Number)


                        December 31, 1997
                   ---------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |X| Rule 13d-1(b)
                           |_| Rule 13d-1(c)
                           |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                -----------------------------

CUSIP No. 071900104               13G        Page 2  of 16 Pages

----------------------------                -----------------------------


-----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Bank Investment Management Inc.
-----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                                                           (b) [ ]
-----------------------------------------------------------------------
3.       SEC USE ONLY


-----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally
         incorporated company)
-----------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 --------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    8,145,890
BENEFICIALLY     --------------------------------------------------------
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH      --------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          8,145,890

-----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,145,890
-----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                       [ ]
-----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.50%
-----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Advisor which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
-----------------------------------------------------------------------

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                -----------------------------

CUSIP No. 071900104               13G        Page 3 of 16 Pages

----------------------------                -----------------------------


-----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
-----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                                                           (b) [ ]
-----------------------------------------------------------------------
3.       SEC USE ONLY


-----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally
         incorporated company)
-----------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 --------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    10,163,810
BENEFICIALLY     --------------------------------------------------------
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH      --------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          10,163,810

-----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,163,810
-----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                            [ ]
-----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.75%
-----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC
         no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
-----------------------------------------------------------------------

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                -----------------------------

CUSIP No. 071900104               13G        Page 4 of 16 Pages

----------------------------                -----------------------------


-----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Royal Trust Company
-----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                                                           (b) [ ]
-----------------------------------------------------------------------
3.       SEC USE ONLY
-----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)
-----------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 --------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    8,347,953
BENEFICIALLY     --------------------------------------------------------
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH      --------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          8,347,953

-----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,347,953
-----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                            [ ]
-----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.64%
-----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Trust Company which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
-----------------------------------------------------------------------

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           Battle Mountain Canada Ltd.

Item 1(b). Address of Issuer's Principal Executive Offices:
           Battle Mountain Canada Ltd.
           2902, 1 Adelaide St. East
           Toronto, Ontario
           Canada, MSC 229
           (416) 982-7116

Item 2(a). Name of Person Filing:

           1.  Royal Bank Investment Management Inc. ("RBIM")

           2.  RT Investment Management Holdings Inc. ("RTIM")

           3.  The Royal Trust Company ("RT")


Item 2(b). Address of Principal Business Office or, if None, Residence:

           1.  Royal Bank Investment Management Inc.
               Royal Trust Tower, P.O. Box 121
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

           3.  The Royal Trust Company
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario  M5W 1P9


Item 2(c). Citizenship:
           Canada


Item 2(d). Title of Class of Securities:
           Exchangeable Shares


Item 2(e). CUSIP Number:
           071900104

Item 3. If this statement is filed pursuant to Rules
        240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1.  Royal Bank Investment Management Inc. is a Foreign
            Investment Advisor which received SEC no-action relief to file on Schedule 13G as a Qualified
            Institutional Investor.

        2.  RT Investment Management Holdings Inc. is a
            Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on
            Schedule 13G as a Qualified Institutional
            Investor.

Item 4. Ownership.

          (a) Amount beneficially owned:
              1.  RBIM - 8,145,890
              2.  RTIM - 10,163,810
              3.  RT - 8,347,953

          (b) Percent of class:
              1.  RBIM - 5.50%
              2.  RTIM - 6.75%
              3.  RT - 5.64%

          (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote

             (ii) Shared power to vote or to direct the vote
                     1.  RBIM - 8,145,890
                     2.  RTIM - 10,163,810
                     3.  RT - 8,347,953

             (iii) Sole power to dispose or to direct the
                   disposition of

             (iv) Shared power to dispose or to direct the
                  disposition of
                     1.  RBIM - 8,145,890
                     2.  RTIM - 10,163,810
                     3.  RT - 8,347,953

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

        2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.

        3. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

        Please see attached Exhibit A, Disclosure Respecting
        Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

Item 10. Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, February 13, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer Lederman /
                              Senior Vice-President,
                              Compliance, Royal Bank
                              Investment Management Inc.
                              -----------------------------
                                       (Name/Title)

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, February 13, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer Lederman / Senior
                              Vice-President, Compliance,
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                      (Name/Title)

                            SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, February 13, 1998
                              -----------------------------
                                         (Date)


                              /s/ Nicolas W. R. Burbidge
                              -----------------------------
                                       (Signature)


                              Nicolas W.R. Burbidge /
                              Director, Corporate
                              Compliance, The Royal
                              Trust Company
                              -----------------------------
                                      (Name/Title)